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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectuses constituting part of this Post-Effective Amendment No. 24, File No. 2-78609, to the registration statement of Form N-1A (the "Registration Statement") of our reports dated February 17, 1999, relating to the financial statements and financial highlights of Freedom California Tax Exempt Money Fund and Freedom Tax Exempt Money Fund (each a series of Freedom Group of Tax Exempt Funds), which appear in such prospectuses, and to the incorporation by reference of our reports into the Statements of Additional Information which also constitute part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such prospectuses and to the reference to us under the heading "Financial Statements and Independent Accountants" in such Statements of Additional Information.



PricewaterhouseCoopers LLP
Boston, Massachusetts
February 25, 1999